Exhibit 99.1

NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE HOLDINGS, INC.
PROVIDES UPDATE ON MERGER TRANSACTION;
DELAYS DEADLINE FOR STOCKHOLDER NOTIFICATIONS

JANUARY 9, 2008 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) is providing an update to the status of the pending merger contemplated by the Agreement and Plan of Merger, dated as of July 2, 2007, by and among Reddy Ice Holdings, Inc., Frozen, LLC, a Delaware limited liability company, Hockey Parent Inc., a Delaware corporation and Hockey Mergersub, Inc., a Delaware corporation, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of August 30, 2007 (as amended, the “Merger Agreement”).

                The Company believes it has fully performed its obligations and satisfied its closing conditions under the Merger Agreement.  However, at the request of the purchasers, the Company’s management and Board of Directors participated in discussions on January 4, 2008 with the purchasers relating to the status of the transaction and conceptual discussions regarding a modified transaction.  No decisions have been reached and no definitive alternative proposals have been made by the purchasers but discussions between the parties remain ongoing.

In light of the ongoing discussions with the purchasers, the Company’s Board of Directors has extended the deadline set forth in the Company’s by-laws for stockholder notifications of director nominees to be considered at the Company’s next annual meeting of stockholders.  Under the extended deadline, such notifications must be provided to the Company’s Corporate Secretary no later than February 15, 2008 and must otherwise comply with the requirements of the Company’s by-laws.

Company Information and Forward-Looking Statements

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to approximately 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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